AMENDED AND RESTATED
                         GAS SALE AND PURCHASE AGREEMENT

         This AMENDED AND RESTATED GAS SALE AND PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this ____ day of June, 2001 and is by and between GSF ENERGY L.L.C., a Delaware limited liability company ("Seller") and RIDGEWOOD POWER MANAGEMENT, LLC, a New Jersey limited liability company ("Ridgewood"), acting on behalf of and as agent for BREA POWER PARTNERS, L.P., a Delaware limited partnership ("Brea") and RIDGEWOOD OLINDA, LLC, a New Jersey limited liability company ("Olinda") (collectively referred to as the "Buyer"). Seller and Buyer shall be referred to herein as a "Party" and collectively as the "Parties").

                                    RECITALS

         WHEREAS, Brea is the owner of a 5 MW electric generating facility and related equipment (the "Brea Facility") located on a municipal solid waste landfill owned by the County of Orange, California (the "Landfill"); and

         WHEREAS, pursuant to a certain "Amended and Restated Gas Lease Agreement" dated December 14, 1993, by and between Seller and the County of Orange, Seller has certain rights to extract, process and sell landfill gas from the Landfill; and

         WHEREAS, Seller and Brea entered into a "Gas Sale and Purchase Agreement" dated November 29, 1994, as subsequently amended by that certain Amendment to Transaction Documents dated May 31, 1997 (as amended, the "Original Agreement"), pursuant to which Brea would purchase from Seller certain quantities of landfill gas in order to operate the Brea Facility; and

         WHEREAS, Olinda has decided to expand the electric generating capabilities at the Landfill by installing and operating a 2.5 MW electric generating facility at the Landfill (the "Olinda Facility"), which facility may be expanded in the future; and

         WHEREAS, Olinda desires to purchase from Seller and Seller desires to sell to Olinda certain quantities of landfill gas necessary to run the Olinda Facility and any future expansions of the Olinda Facility; and

         WHEREAS, Ridgewood, as agent for Brea and Olinda, and Seller desire to amend and restate the terms of the Original Agreement to purchase from Seller all of the landfill gas extracted and processed by Seller, all upon the terms and conditions hereof.

         NOW, THEREFORE, the Parties hereto agrees as follows:

                                 ARTICLE I: TERM

1.1 Term. This Agreement shall be effective from the Effective Date and, unless terminated earlier as provided herein, shall continue and remain in full force and effect until December 31, 2018. Thereafter, the terms of this Agreement may be extended at the Buyer's option, on a year-to-year basis. Buyer shall provide written notice to Seller of its intention to extend this Agreement for an additional year no later than 90 days prior to the expiration of the then current term.

                             ARTICLE II: DEFINITIONS

2.1 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them (such meaning to be equally applicable to both the singular and plural forms of the terms defined);

(a) "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise"

(b) "Assignment" shall have the meaning set forth in Section 14.1.

(c) "Btu" means one (1) British thermal unit, which is the amount of heat required to raise the temperature of one (1) pound of water from fifty-nine degrees Fahrenheit (59(0)F) to sixty degrees Fahrenheit (60(0)F).

(d) "Brea Facility" means the 5 MW landfill gas electric generating facility located at the Landfill and owned by Brea, as such facility may be expanded pursuant to the terms hereof.

(e) "Business Day" shall have the meaning set forth in Section 7.3.

(f) "Buyer's Facilities" means the Brea Facility and the Olinda Facility.

(g) "Buyer's Taxes" shall have the meaning set forth in Section 3.4.

(h) "Claims" shall have the meaning set forth in Section 4.5.

(i) "Contract Year" means a calendar year, except with respect to the Contract Year beginning with the Effective Date, which year shall commence on such Effective Date and shall end on the following December 31.

(j) "Day or "day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at 8:00 am Pacific Prevailing Time ("PPT").

(k) "Delivery Point(s)" has the meaning assigned to that term in Section 4.1 hereof.

(l) "Effective Date" shall mean the day that the Olinda Facility commences commercial operation. For purposes of this definition, commercial operation shall mean that the Olinda Facility is capable of generating electric energy.

(m) "Environmental Claim" means claims, demands, administrative or judicial proceedings, notices of noncompliance or violation, consent orders or consent agreements (i) relating to the Landfill or Seller's Facilities, the operations or activities thereon or the use or occupancy thereof, (ii) relating to the Buyer's Facilities and the operations or activities thereon or the use or occupancy thereof, and (iii) arising out of any (A) past or present violation of any applicable Environmental Law, (B) action by a Governmental Entity for enforcement, clean-up, removal, response or remedial action or damages, pursuant to any Environmental Law, or (C) compensation, or injunctive relief resulting from injuries to persons or property due to Hazardous Substances or alleged violation of any Environmental Law.

(n)  "Environmental  Laws"  means  any  applicable  federal,   state,  or  local
governmental law, statute, rule, regulation, order, consent decree, decree, judgment, license, covenant, deed restriction, ordinance or other requirement or standard relating to pollution or the regulation or protection of health, safety, natural resources or the environment, including without limitation, those relating to releases, discharges, emissions, injections, leachings or disposal of Hazardous Substances or hazardous materials into the air, water, land, or groundwater, or to the use, handling, treatment, removal, storage, disposal, processing, distribution, transport or management of Hazardous Substances.

(o) "Flare Facilities" means the flares and all related equipment used in connection with the flares, including those existing as of the date of this Agreement and those that may be constructed in the future.

(p) "Force Majeure" means any occurrence beyond the control of a Party which would cause that Party to be unable to perform its obligations hereunder and which the Party has been unable to overcome by the exercise of due diligence, including but not limited to flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or disobediance, strike, labor dispute, act or inaction of Governmental Entity, fuel supply or material shortage, or failure, threat of failure or sabotage of facilities, which have been maintained in accordance with Good Engineering Practices.

(q) "Gas" means Landfill Gas or other gas of similar methane content meeting the specifications set forth in Exhibit A, which is acquired by Seller and which may be methane gas from landfill areas other than the Property.

(r) "Gas Collection System" shall mean the network of Landfill Gas collection headers, interconnecting pipes, valves, monitoring and measuring equipment, and any and all equipment, machinery and fixtures currently installed or to be installed at, in or on the Landfill and used for or in connection with the extraction, collection, production, treatment, selling or transporting of Landfill Gas up to the Delivery Points, and all modifications, replacements, additions and expansions thereof, but excluding in all cases (i) the Flare Facilities and (ii) the Brea Facility and Olinda Facility and all equipment used in the production of electrical power.

(s) "Gas Lease Agreement" means the Amended and Restated Gas Lease Agreement by and between Seller and Landfill Owner dated as of December 14, 1993.

(t) "Good Engineering Practice" means any practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known, or which in the exercise of due diligence, should have been known at the time a decision was made, would have been expected to accomplish the desired result in manner consistent with reliability, safety, environmental protection, expedition, and applicable laws and regulations for similar facilities located in the State of California.

(u) "Governmental Entity" means any federal, state, local or municipal governmental body; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal.

(v) "Hazardous Substances" means any chemical, substance, material, or waste which is now or becomes listed, defined or regulated in any manner by any federal, state or local law based upon, directly or indirectly, such chemicals, substances, materials or wastes being hazardous, harmful or potentially harmful to human health or to the environment.

(w) "Interest Rate" means, for any date, the lesser of (a) the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates" on such day (or if not published on such day on the most recent preceding day on which published), plus two percent (2%) and (b) the maximum rate permitted by applicable law.

(x) "Landfill" means the municipal solid waste landfill located in Orange County, California and referred to as the Olinda/Olinda Alpha Sanitary Landfill as described more fully in Exhibit B.

(y) "Landfill Gas" means gas, composed of methane and other gaseous substances, generated from the decomposition of refuse and other solid wastes from the Landfill and collected by Seller's Facility.

(z) "Landfill Owner" means the County of Orange, a political subdivision of the State of California, which owns and operates the Landfill.

(aa) "Minimum Daily Quantity" shall have the meaning set forth in Section 3.2.

(bb) "MMBtu" means one million (1,000,000) Btus.

(cc) "MW" means one million (1,000,000) watts.

(dd) "Olinda Facility" means the proposed landfill gas electric generating facility to be located at the Landfill, owned by Olinda, and which is intended to produce 2.5 MW of electrical energy, as such facility may be expanded pursuant to the terms hereof.

(ee) "Person" means any individual, Governmental Authority, corporation, limited liability company, partnership, limited partnership, trust, association or other entity.

(ff) "Residual Gas" shall mean all Landfill Gas purchased by Buyer that is not used by Buyer to generate electricity at either the Brea Facility or Olinda Facility.

(gg) "Royalty" means a payment equal to a percentage of the gross revenues generated by the sale of electricity from the Brea Facility and/or the Olinda Facility, as more fully described in Section 3.3.

(hh) "Seller's Facilities" means the Gas Collection System, the Flare Facilities and all the equipment, fixtures and other assets located in the space above the Property which are owned, operated, leased or otherwise used by Seller for the purpose of collecting, processing, treating and delivering, or facilitating the collection, processing and delivery of, Gas to Buyer (including without limitation the Delivery Point) or for the purpose of disposing of Residual Gas.

(ii) "Seller's Taxes" shall have the meaning set forth in Section 3.4.

(jj) "Utility" shall mean Southern California Edison Company or any successor thereto or any other entity that has the legal obligation of delivering electricity to end-use electric customers in the geographic area in which the Landfill is located.

2.2 References. References in this Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereof," "hereunder," and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.

                     ARTICLE III: PURCHASE AND SALE OF GAS

3.1 Purchase and Sale. Commencing on the Effective Date, Seller shall sell and deliver or cause to be delivered exclusively to Buyer at the Delivery Points as set forth in Section 4.1, and the Buyer shall purchase and receive, or cause to be received, from Seller at the Delivery Points, all the Gas produced by the Landfill and collected by Seller via the Gas Collection System. Seller shall be deemed to be in control and possession of the Gas and responsible for any Seller's Taxes (as described in Section 3.4), costs, losses or charges imposed on or associated with the Gas prior to the Delivery Point. Except as set forth in Article VIII, Buyer shall be deemed to be in control and possession of the Gas and responsible for any Buyer's Taxes (as described in Section 3.4), costs, losses or charges imposed on or associated with the Gas at and from the Delivery Point.

3.2 Minimum Daily Quantity. (a) Seller shall be obligated to sell and deliver to Buyer, Gas in sufficient quantities to enable the Buyer to operate the Brea Facility and Olinda Facility at their current full rated capacity, such capacity to be adjusted for expected and unexpected maintenance of the Buyer's Facilities ("Minimum Daily Quantity"). Seller's failure to deliver such Minimum Daily Quantity shall subject Seller to damages in accordance with Section 4.8 hereof

(b) Notwithstanding anything contrary contained in this Section 3.2, if Buyer desires to make any improvement or addition to the Buyer's Facilities that would increase the then current capacity of the Buyer's Facilities, but does not increase such facilities' Gas usage, then Buyer shall have the right without Seller's consent or approval, to make such improvement or install such addition. However, if such improvement or addition will increase the then current capacity of the Buyer's Facilities, then Buyer and Seller shall confer in good faith to determine whether and to what extent Gas of the required quality is available to accommodate such increase. After such conference, Buyer shall have the right to make such improvement or install such addition if such Gas of the required quality is available or to alter its proposed improvement or addition to accommodate such available Gas.

(c) If Buyer's Gas usage increases pursuant to Section 3.2(b), then such Gas shall be part of the Minimum Daily Quantity.

3.3 Price. Buyer shall pay to Seller for delivery of Gas, and for disposal of Residual Gas in accordance with Article VIII, the following:

(a) For the period beginning on the Effective Date through and including December 31, 2004:

(i) $60,000 per month (escalating at 3.7% annually beginning June 1, 2002); plus

(ii) a monthly Royalty equal to 9.5% of the monthly gross revenues generated by the sale of electricity from only the Olinda Facility (including such sales from any future expansions of the Olinda Facility).

(b) For the period beginning on January 1, 2005 through December 31, 2018:

(i) a monthly Royalty equal to 19% of the monthly gross revenues generated by the sale of electricity from both the Brea Facility and the Olinda Facility (including such sales from any future expansions of the Olinda Facility and/or the Brea Facility); provided however, that if in any Contract Year during this period the annual Royalty paid to Seller under this Section 3.3(b)(i) does not equal or exceed $720,000, then Buyer shall make a payment to Seller, no later than the end of January of the next succeeding Contract Year, equal to $720,000 minus the annual Royalty paid by Buyer in such Contract Year.

(ii) Any liquidated damages owed by Seller to Buyer, and credited Buyer against a Royalty due Seller as set forth in Section 7.1, shall be included as Royalty paid for purposes of determining whether the Royalty equaled or exceeded $720,000 in any Contract Year.

3.4 Taxes. All production (including ad valorem production taxes) gathering, severance or other tax, excise or assessment upon the existence, extraction, processing, treatment, production, transportation or disposal of Gas delivered hereunder, now in existence or authorized in the future for collection by any Governmental Entity or duly constituted authority ("Seller's Taxes") shall be paid entirely by Seller. All sales, utility or other tax, excise or assessment upon or measured by Gas sold to Buyer hereunder, or Buyer's purchase, ownership or use of Gas, except for disposal of such Gas now in existence or authorized in the future for collection by any Governmental Entity or duly constituted authority ("Buyer's Taxes"), shall be paid entirely by Buyer. Each Party shall indemnify, defend and hold harmless the other Party from and against any taxes for which such Party is responsible pursuant to this Section 3.4.

3.5 Expansion of Buyer's Facilities. The Parties acknowledge that the Buyer may expand either or both the Brea Facility and the proposed Olinda Facility beyond their current rated capacity of 5 MW and 2.5 MW respectively. If Buyer determines, in its sole discretion, to expand Brea and/or Olinda, it shall provide such notice to Seller, whereupon the Parties shall determine, in good faith and within a reasonable time period, whether sufficient Gas exists at the Landfill to accommodate such expansion or expansions. Buyer shall have access to any Seller's records or information reasonably necessary for making such determination. If it is determined that sufficient Gas exists to accommodate the expansion(s), then Buyer shall proceed with such expansion, at its sole discretion, and the Gas quantities necessary to enable Buyer to operate the expansion at full rated capacity shall be included in the Minimum Daily Quantity Seller is required to deliver, the failure of which shall subject Seller to damages in accordance with Section 4.8. If quantities of Gas sufficient to accommodate the expansion, as contemplated by the Buyer, do not exist, Buyer shall have the right to proceed with the expansion as amended and designed to utilize the Gas that does exist on the Landfill or, in the alternative and at Buyer's discretion, Buyer can proceed with the expansion as originally contemplated notwithstanding insufficient supplies of Gas and, in such event, the Seller shall have no obligation to deliver Gas related to such expansion in quantities above those determined to exist at the Landfill. If as a result of the natural expansion of the Landfill such Gas quantities become available, Seller shall deliver such Gas to Buyer and such Gas quantities shall then become part of and be included within the Minimum Daily Quantity. Buyer shall provide Seller with notice of its intentions regarding any such expansion within a reasonable time after the Parties have made the determinations required by this
Section 3.5.

ARTICLE IV: DELIVERY

4.1 Delivery Point. All Gas delivered by Seller to the Brea Facility and Olinda Facility shall be delivered to the points further specified in Exhibit C.

4.2 Delivery Pressure. Seller shall deliver Gas to the Brea Facility at a pressure of not less than seventy-five pounds per square inch gauge (75 psig) at the Delivery Point and shall deliver Gas to the Olinda Facility at a pressure of not less than one-half pounds per square inch gauge (0.5 psig).

4.3 Seller's Electricity. During any time in which the Brea Facility is generating electrical power, Buyer shall provide to Seller, at no cost to Seller, the lesser of (i) all electrical power required by Seller for operation and maintenance of Seller's Gas Collection System (but not to exceed 1,000 KW) or (ii) the total amount (net of internal use) of electrical power being produced at the Brea Facility. In addition, Buyer shall, at Seller's request, pass through electrical power from the Utility to Seller, across Buyer's electric transmission lines, at any time Seller requires more electrical power than the Buyer is required to supply under this Section 4.3. Seller shall promptly reimburse the Brea Facility for the cost of any such electric power passed through from the Utility to the Seller. Buyer may offset any such amounts owed by Seller from amounts owed to Seller hereunder. Notwithstanding anything contrary in this Section, the Olinda Facility shall have no obligation to supply Seller electrical power.

4.4 Title/Risk of Loss. Except as set forth in Section 8.1, title and risk of loss to Gas shall pass to Buyer at the Delivery Points. Seller warrants title to all Gas delivered hereunder, that Seller has the right to sell and receive payments for such Gas and that such Gas shall be free from liens, encumbrances, and adverse claims of every kind prior to delivery at the Delivery Points, including, but not limited to, liens to secure payment of production, severance and other taxes.

4.5 Indemnity. Subject to Section 8.2, each Party shall indemnify, defend and hold harmless the other Party from any Claims arising from any act or incident occurring during the period when control and title to Gas is vested, as between the Parties as provided in Section 4.4, in the indemnifying Party. "Claims" means all claims or actions, including Environmental Claims, threatened or filed and, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after termination of this Agreement.

4.6 Quality/Specifications. All Gas purchased from and delivered to Buyer by Seller hereunder shall meet the quality specifications set forth in Exhibit A. Seller shall monitor Gas quality in accordance with Section 6.2. Buyer shall have the right to reject, without obligation, any Gas not in conformance with such specifications, and, upon such rejection by Buyer, Seller shall have the right to reprocess, if possible, or shall otherwise be required to dispose of or use such non-conforming Gas. Seller shall retain title to and the risk of loss of all such rejected non-conforming Gas. Buyer's rejection of Gas in accordance with this Section 4.6 shall not relieve Seller of its obligations under Section
3.1. In the event of such rejection, Seller shall be liable to Buyer pursuant to
Section 4.8 for any damages caused by such non-conforming Gas. Buyer may, at its option, elect to accept, at any time or from time to time, Gas not meeting any or all of such specifications; provided however, that (i) such acceptance shall not constitute a waiver of Buyer's continuing right to refuse to take Gas not meeting such specifications and (ii) Seller shall not be liable for any damage to Buyer's Facility resulting in whole or in part from Buyer's use of non-conforming Gas.

4.7 Operator. Seller acknowledges that Ridgewood is the operator of the Brea Facility and Olinda Facility. Seller agrees that Ridgewood shall be permitted to act on behalf of Brea and Olinda under this Agreement in connection with the performance of such services for Buyer, subject to the terms and conditions of this Agreement. Brea and Olinda shall be responsible for the acts or omissions of Ridgewood, and Seller shall be entitled to rely on any notice or direction given to it by Ridgewood.

4.8 Remedies for Seller's Failure to Deliver. If Seller fails to deliver the Minimum Daily Quantity and such failure is not excused by Force Majeure or by Buyer's failure to perform, then Seller shall pay Buyer, on the date payment would otherwise be due in respect of the month in which the failure occurred, liquidated damages in an amount equal to the actual out-of-pocket losses incurred by Buyer due to such failure to deliver, provided however, that (a) for the period from the Effective Date hereof through and including December 31, 2004, such liquidated damage payment shall not exceed $60,000 per month and (b) for the period from January 1, 2005 through December 31, 2018, such liquidated damages payment shall not exceed in any one month fifty (50%) percent of the Royalty. The invoice for such amount shall include a written statement explaining in reasonable detail the calculation of any such amount. Notwithstanding anything contrary in this Section 4.8, Seller shall not be subject to liquidated damages, as set forth herein, for failure to deliver the Minimum Daily Quantity for a total of twenty-four (24) hours during any month due specifically and only to either an unplanned outage of the Gas Collection System or to minor routine maintenance, provided however, that such minor maintenance shall be taken (a) upon twenty-four hours prior notice to Buyer, (b) in no less than one hour increments, and (c) only during non-peak hours, defined as the hours between 11:00 pm PPT and 7:00 am PPT and weekends and holidays. In the event of an unplanned outage, Seller shall provide notice to Buyer providing sufficient detail regarding the outage, including the causes thereof and the period of such outage. Seller shall not be entitled to utilize such twenty-four hour period, or any un-used portion thereof, for any other failure to deliver other than an unplanned outage or minor routine maintenance.

                      ARTICLE V: OPERATION AND MAINTENANCE

5.1 Seller. Seller shall, at its own expense and regardless of who may be the operator of Seller's Facilities (which operator shall be a prudent operator in the industry), maintain, operate, and preserve Seller's Facilities in good working order and condition, ordinary wear and tear excepted, and in conformity with Good Engineering Practices, applicable laws, rules and regulations. Seller shall obtain or cause to be obtained, and shall comply with, any and all governmental and other authorizations or permits necessary to locate and operate Seller's Facilities and to collect, process, treat and sell Gas and dispose of Residual Gas, as required hereunder.

5.2 Buyer. Buyer shall, at its own expense, maintain, operate, and preserve Buyer's Facilities at all times in good working order and condition, ordinary wear and tear excepted, and in conformity with Good Engineering Practices, applicable laws, rules and regulations. Buyer shall obtain or cause to be obtained, and shall comply with, any and all governmental and other authorizations or permits necessary to locate and operate Buyer's Facilities and conduct Buyer's business, and purchase and use Gas.

5.3 Scheduled Major Maintenance. The Parties shall use reasonable efforts to schedule major maintenance for their respective facilities and, to the extent possible, coordinate major maintenance to minimize interruptions in the delivery and acceptance of Gas hereunder or in the production and sale of electrical energy from Buyer's Facilities. The Parties shall establish and agree to a schedule of major maintenance for each Contract Year at the beginning of such year. Any changes to such schedule shall be made upon not less than thirty (30) days notice.

                       ARTICLE VI: MEASUREMENT AND TESTING

6.1      Metering.

(a) Seller shall install and maintain metering and other appropriate facilities for the purpose of measuring the volume and Btu content of all Gas delivered by Seller to Buyer pursuant to this Agreement. Buyer shall have access to such metering and Seller shall continuously measure the volume of Gas delivered to Buyer at the Delivery Points and shall sample such Gas to determine its Btu content on a daily basis.

(b) Seller shall calibrate the metering facilities, and adjust, clean or repair such facilities to eliminate any inaccuracy, on the first working day of each calendar quarter or more frequently as Seller may determine. Buyer shall have the right to request a special calibration of Seller's metering facilities at any reasonable time; however, if any such special calibration shows that such metering facilities were registering within five percent (5%) accuracy, then the cost of such special calibration shall be borne by Buyer. In the event any calibration of a metering facility does not register within five percent (5%) accuracy, then the volume and/or Btu content of Gas theretofore delivered and received shall be recalculated and corrected to eliminate the entire inaccuracy for any period of inaccuracy definitely known. If any such period of inaccuracy is not definitely known, then such recalculation shall only be made for a period covering one-half of the elapsed time since the last calibration, not to exceed a period of forty-five (45) days.

         6.2      Testing.

(a) Seller shall monitor and test the Gas at the Delivery Points daily at its expense for purposes of determining whether the quality specifications set forth in Exhibit A are being met. The results thereof shall promptly be made available to Buyer and will be deemed conclusive unless Buyer requests a re-test. Buyer shall have the right to test or re-test the Gas for said purposes through the services of an outside independent laboratory. If Buyer requests a test or re-test of the Gas, Buyer shall pay the cost of such test or re-test if Gas is found to meet the quality specifications set forth in Exhibit A; otherwise the Seller shall pay the costs. It is understood and agreed that both parties shall have access to any test results and shall have the right to be represented and to witness all tests as well as the right to inspect and test any equipment in determining Gas quality.

(b) Each Party shall have the right to have its representatives and agents present at any installing, changing, inspecting, testing, calibrating or adjusting done in connection with the metering facilities used in measuring deliveries of Gas hereunder. The records and charts from such metering facilities shall remain the property of Seller, but Buyer, upon reasonable prior notice to Seller, shall have rights to full access to such records and charts together with calculations for inspection and verification, and may, at its expense, copy such records or charts.

(c) The Btu content of the Gas delivered in any month hereunder shall be equal to the sum of the MMBtus delivered in each day during such month. The MMBtus delivered in each day shall be calculated by taking the product of (i) the volume of Gas delivered during each day (as such information is obtained from the meters) and (ii) the Btu content of the Gas sample taken on such day.

                              ARTICLE VII: PAYMENT

7.1 Statement/Payment. On or before the twenty-fifth (25th) day of each month Buyer shall furnish to Seller a statement and payment for deliveries of Gas made during the prior month. Such statement shall provide, in reasonable detail, the methodology used by Buyer to calculate the payment and/or Royalty for such month. In addition, such statement shall also show whether any liquidated damages, as set forth in Section 4.8, are due for the preceding month from Seller, which damages, if any, shall be credited against amounts due Seller under such statement. Any amounts not paid by Buyer by the due date will accrue interest at the Interest Rate, such interest to be calculated from and including the due date to, but excluding, the date the delinquent amount is paid.

7.2 Estimated Statement. If all information required for statement purposes for any month is not available in time for Buyer to prepare the statement, Buyer shall prepare a statement and pay Seller based upon an estimated statement. Buyer shall, as soon as thereafter possible, submit a corrected statement. Any overpayment by Buyer pursuant to such estimated statement shall be credited, with interest at the Interest Rate, against Buyer's payment obligations for the next month, and any underpayment, with interest at the Interest Rate, shall be included in the next monthly statement.

7.3 Disputes and Adjustments. A Party may, in good faith, dispute the correctness of any statement or any adjustment thereto rendered under this Agreement or adjust any statement for any arithmetic or computational error within twelve (12) months of the date the statement, or adjustment, was rendered. If a statement or portion thereof, or any other claim or adjustment arising hereunder, is disputed, payment of the undisputed portion of the statement shall be required to be made when due, with notice of the objection given to the other Party. Any dispute or adjustment shall be made in writing and shall state the basis for the dispute or adjustment. Payment of the disputed amount shall not be required until the dispute is resolved. Upon resolution of the dispute, any required payment shall be made within two (2) Business Days of such resolution along with interest accrued at the Interest Rate from and including the due date to but excluding the date paid. Inadvertent overpayments shall be returned upon request or deducted by the Party receiving such overpayment from subsequent payments, with interest accrued at the Interest Rate from and including the date of such overpayment to but excluding the date repaid or deducted by the Party receiving such overpayment. Any dispute with respect to an invoice is waived unless the other Party is notified in accordance with this
Section 7.3 within twelve (12) months after the invoice is rendered or any specific adjustment to the invoice is made. "Business Day" means any day except a Saturday, Sunday, or a Federal Reserve Bank holiday.

7.4 Audit. Each Party (and its Representatives) shall have the right, at its sole expense and during normal working hours, to examine the records of the other Party relating to this Agreement but only to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, each Party shall provide to the other Party statements evidencing the quantities of Gas delivered or received at the Delivery Points. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be promptly made and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of one year from the delivery of such Gas at the Delivery Points; and provided further, that this Section will survive any termination of this Agreement for a period of one year from the date of such termination for the purpose of such statement and payment objections.

                           ARTICLE VIII: RESIDUAL GAS

8.1 Residual Gas. As partial consideration for the provision of Gas hereunder, Seller shall assume full responsibility for and shall perform all obligations of Buyer to transport and combust or otherwise dispose of such Residual Gas purchased by Buyer all in compliance with applicable laws, including Environmental Laws, regulations and permits.

8.2 Environmental Indemnity. Notwithstanding Section 4.5 hereof, Seller shall protect, defend, indemnify and save harmless Buyer, from, against and in respect of, any and all Claims, including Environmental Claims, and reasonable expenses for accounting, consulting, engineering, investigation, cleanup, response, removal and/or disposal and other remedial costs, directly or indirectly imposed upon, incurred by or asserted against Buyer arising out of or in connection with any Claim(s) by any other party or parties (including, without limitation, a Governmental Entity), arising out of or in connection with Seller's possession, transportation, use or disposal of Residual Gas, except to the extent such Claims are due to Buyer's negligence or willful misconduct.

                             ARTICLE IX: LIMITATIONS

9.1 Limitation of Remedies, Liability and Damages. EXCEPT AS SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS
REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, THE OBLIGOR'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

                            ARTICLE X: FORCE MAJEURE

10.1 Force Majeure. If either Party is rendered unable by Force Majeure to carry out, in whole or part, its obligations (other than the obligation to make payments due and outstanding) under this Agreement, such Party shall give notice orally to the other Party as soon as reasonably practicable, followed within five (5) Business Days thereafter by a written notice setting forth the full details of the cause or causes constituting such Force Majeure. The obligations of the Party affected by such Force Majeure (other than the obligation to make payments then due or becoming due with respect to performance prior to the event) shall be suspended to the extent made necessary, and for no longer than is required, by the cause or causes constituting such Force Majeure. The other Party, within ten Business Days after receipt of such written notice, may give written notice that it disputes the existence of Force Majeure.

10.2 Remedy for Force Majeure. The Party affected by the Force Majeure shall initiate and continue commercially reasonable good faith efforts to remedy the Force Majeure with all reasonable dispatch; provided, however, that the settlement of strikes, lockouts or other labor disputes shall be totally within the discretion of the affected Party.

10.3 Continuance of Force Majeure. If an event of Force Majeure affecting performance by either Party persists for a continuous period of more than 12 months, the other Party shall have the right, upon not less than three Business Days' prior written notice, to terminate this Agreement and the obligations of the Parties hereunder, except those rights and obligations specifically stated to continue after termination.

                     ARTICLE XI: SALE OF SELLER'S FACILITIES

11.1 Sale of Seller's Facilities. If Seller, for any reason and within its sole and exclusive judgment, determines that its continued ownership, operation or use of Seller's Facilities is no longer is in its best interest, economic or otherwise, Seller shall provide written notice to Buyer of such determination. Upon receipt of such written notice, Buyer shall have ninety (90) days to determine whether it desires, for a purchase price of one dollar ($1.00), to purchase Seller's Facilities and assume Seller's rights and obligations with respect to such facilities. If Buyer decides not to make such purchase, it shall provide Seller with written notice of such determination and, in such event, within thirty (30) days from Seller's receipt of such notice, this Agreement shall terminate without liability or penalty, except as otherwise may be set forth in this Agreement.

11.2  Buyer's  Due  Diligence.  During the ninety (90) day period  described  in
Section 11.1, Seller shall provide Buyer with access to all Seller's records, books and accounts as Buyer may reasonably request, including but not limited to, any filings, reports or other documents filed with the Landfill Owner or any Governmental Entity regarding the Landfill or Seller's Facilities or any Environmental Claim relating thereto. In addition, Buyer shall have full access to Seller's Facilities and shall be permitted to conduct any tests, assessments or investigations it determines is necessary, at its sole cost and in its sole discretion. Seller shall cooperate fully with Buyer during this period and shall be reimbursed by Buyer for the reasonable and verifiable costs incurred by Seller with respect to such cooperation.

                   ARTICLE XII: EVENTS OF DEFAULT AND REMEDIES

12.1 Event of Default Defined. Any one or more of the following shall be an "Event of Default" under this Agreement:

(a) Failure by Seller or Buyer to pay any amount due on the date specified that such payment is due and payable which failure shall have continued for a period of five (5) Business Days after written notice of such failure shall have been given to the defaulting party by the non-defaulting party.

(b) Failure by Seller or Buyer to observe or perform to a material extent any covenant, condition, or agreement on their part to be observed or performed hereunder, other than a payment default by Seller or Buyer as described in the foregoing subsection (A), for a period of ten (10) Days after the non-defaulting party has given written notice specifying such failure, requesting that it be remedied, and stating that it is a notice of default; provided, however, that if the default is such that it cannot be corrected within the applicable period, it shall not constitute an Event of Default until ninety (90) Days after said default if corrective action is instituted by the party in default within such ten (10) day period and diligently pursued until the default is corrected. The foregoing notwithstanding, the defaulting party shall remain liable to the other party for any damages incurred during the period beginning on the date on which the failure of performance occurred through the date on which performance is cured.

(c) The institution by Seller or Buyer of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or similar official or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of action by any of them in furtherance of any such action.

(d) Any material breach of any representation made in this Agreement by a Party.

12.2 Termination Remedies on Default. In addition to any other right or remedy of the Parties, Buyer and Seller shall each have the right, by notice to the other Party, to terminate this Agreement if the other Party commits an Event of Default.

                             ARTICLE XIII: INSURANCE

13.1 Insurance Policies. During the Term, Buyer shall keep Buyer's Facilities and activities, and Seller shall keep Seller's Facilities and activities, insured against loss or damage by fire or other casualty, with extended coverage as shall from time to time be commercially available and customary for facilities of a similar type, and otherwise in the type and amount of coverage required under the Landfill Gas Lease. As of the Effective Date, and thereafter for the Term, each Party, at its sole cost and expense, shall maintain broad form general public liability insurance against all claims for bodily injury, death or property damage, occurring upon, in or about the such Party's facilities, in the minimum amount of $2 million per occurrence. such insurance shall include coverage for premises operations, contractual liability, explosion, collapse, underground property damage and broad form comprehensive general liability.

13.2 Additional Insured. All policies described in Section 13.1 obtained by Buyer shall name Seller, and the Landfill Owner if required by the Gas Lease Agreement, and all policies described in Section 13.1 obtained by Seller shall name Buyer as additional insureds as their interests may appear, inclusive of third party claims for bodily injury or property damage arising from the insuring party's performance under the Agreement. All insurance to be provided by each Party hereunder is primary and not in excess of, or contributing with any insurance of the other Party, nor does such insurance create a limitation on any liability under this Agreement. Buyer shall provide Seller its certificate of insurance evidencing the insurance required hereunder at the beginning of each policy period.

                           ARTICLE XIV: MISCELLANEOUS

14.1 Assignment. (a) Neither Party shall assign, delegate or otherwise transfer (collectively, an "Assignment") this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may, without the need for consent from the other Party (and, except as hereinafter provided, without relieving itself from liability hereunder), make an Assignment of this Agreement to (i) an Affiliate of such Party, or (ii) any Person acquiring or succeeding to all or substantially all of the assets of such Party. Any assignee of all or any portion of a Party's interest hereunder shall assume and agree in writing to perform all of the obligations of its assignor arising hereunder after the effective date of such Assignment. No Assignment of all or any portion of a Party's interest under this Agreement shall relieve such Party from obligations or liability hereunder, except that an Assignment pursuant to Section 14.1(a)(ii) shall relieve the assigning Party of any obligation or liability arising hereunder after the effective date of the Assignment, provided that the assignee has assumed the obligations of the assigning Party as provided in the preceding sentence. Any Party making an Assignment pursuant to this Section 12.1 shall promptly notify the other Party thereof and furnish such Party a copy of such Assignment.

(b) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

14.2 Integration; Amendment. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein. This Agreement supersedes all prior communications, representations, or agreements, oral or written, among the Parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the Parties.

14.3 Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction

14.4 Notices and Consents. All notices, requests, demands, claims, consents and other communications or deliveries hereunder shall be in writing and (a) delivered in person or by courier, (b) sent by facsimile transmission, or (c) mailed certified first class mail, postage prepaid, return receipt requested, to the appropriate party at the following addresses:

                  Ridgewood Power Management, LLC
                  c/o Chief Operating Officer
                  947 Linwood Avenue
                  Ridgewood, NJ 07450
                  (201) 447-9000
                  (201) 447-0474 (Fax)

                  GSF Energy, LLC
                  c/o LFG Management Services, LLC
                  400 Fairway Drive, Suite 150
                  Moon Township, PA 15108
                  Fax: 412-393-1262
                  Attn:  President

or such other address as a Party may designate to the other Party by notice given as provided herein. Such notices shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by facsimile transmission, when the sender receives confirmation that such notice was received at the facsimile number of the addressee, or (iii) if mailed, upon the date of delivery as shown by the return receipt therefore.

14.5 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts, provided that the counterpart produced bears the signature of the party sought to be bound.

14.6 No Third Party Beneficiary Rights. Nothing in this Agreement shall be deemed to grant any third party beneficiary or similar rights to any Person not a signatory to or contemplated by this Agreement.

14.7 Waiver. Any waiver at any time by either Party of its rights, duties, and/or obligations with respect to any default under this Agreement, or with respect to any other matter arising out of or in connection with this Agreement, shall not be deemed a continuing waiver nor a waiver with respect to any subsequent default or other matter.

14.8 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California, without giving effect to principles of conflicts of law.

         14.9 Survival. The rights and obligations of the Parties as described in Section 4.5, Section 8.2 and Section 9.1 shall survive termination of this Agreement, including but not limited to, termination pursuant to Section 11.1.

         IN WITNESS WHEREOF, the Parties have set their hands as of the date first above written.

                       RIDGEWOOD POWER MANAGEMENT, L.L.C.


                       By:_______________________________
                              Name: Martin V. Quinn
                   Title: Executive Vice President and Chief Operating Officer

                                GSF ENERGY, L.L.C.
                      By: LFG  Management Services, LLC, Its Manager

                        By:_____________________________
                        Name:___________________________
                       Title:____________________________

         EXHIBIT A
         Landfill Gas Specifications

                           BREA FACILIITY                     OLINDA FACILITY

Methane (CH4)              Minimum of 50%                     Minimum of 43%
Nitrogen (N2)                ( 0% - 6%)                       (10% - 15%)
Oxygen (O2)                  (0% - 3%)                        ( 0% - 5%)
Carbon Dioxide (CO2)       Minimum of 40%                     Minimum of 36%
Heating Value BTU / SCF
         (Dry)             (Minimum of 500                    Minimum of 430
Delivery Pressure to Plant
         (psig)              75 maximum                        0.5 Minimum

Typical operations of the Brea Facility will require the landfill gas stream delivered by the Seller to be treated by the selexol process, which is currently implemented within the Seller's Gas Collection System.

                                                     EXHIBIT B
         Description of the Landfill and the Property

(See Attachment)

The Landfill is comprised of the two portions described below. The two portions are collectively known as the Olinda/Olinda Alpha Sanitary Landfill. Following is a general description of the refuse fill area within the Olinda/Olinda Alpha Sanitary Landfill located in the County of Orange, State of California as well as an outline of the general location of such canyons on a plot plan.

The Olinda Canyon  portion of the Landfill  contains one hundred  thirty - eight
(138) acres, more or less; described as:

The South half of Northeast quarter and the North half of the Southeast quarter and the East half of the Southwest quarter and a portion of the Northwest quarter of Section 5, Township 3 South, Range 9 West, S.B.B. & M., and the Southwest quarter of the Northwest quarter of Section of 4, Township 3 South, Range 9 West, S.B.B. & M.

The Alpha  Canyon  portion of the Landfill  contains  one hundred  fifty - seven
(157) acres, more or less; described as:

The Southeast quarter of Section 5, Township 3 South, Range 9 West, S.B.B. & M., and the South half of the Northwest quarter and a portion of the Southwest quarter Section 4, Township 3 South, Range 9 West, S.B. B. & M., and a portion of the Northeast quarter of Section 8, Township 3 South, Range 9 West, S.B.B. & M.

                                                     EXHIBIT C
         Delivery Point Description

(See Attachment)

BREA FACILITY Flow Element 101 is located between the GSF Gas Recovery Plant and the Brea Facility. The flow element consists of a flanged mass flow meter with a 304 Stainless Steel meter run, pressure and temperature transducers.



OLINDA FACILITY Flow Element 202 is located between the Flare Facility and the Olinda Facility. The flow meter consists of a flanged mass flow meter with a 304 Stainless Steel meter run, pressure and temperature transducers.